UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): November 13, 2008

Commission File No. 001-10403

TEPPCO Partners, L.P.

(Exact name of Registrant as specified in its charter)

Delaware	76-0291058
(State or other jurisdiction	(I.R.S. Employer
of incorporation)	Identification Number)

1100 Louisiana Street, Suite 1600
Houston, Texas 77002
(Address of principal executive offices, including zip code)

(713) 381-3636
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

      Unless the context requires otherwise, references to “we,” “us,” “our,” “Partnership,” or “TEPPCO” within the context of this Current Report on Form 8-K refer to TEPPCO Partners, L.P.

(e)           On November 13, 2008, EPCO Inc. (“EPCO”) formed a Delaware limited partnership, TEPPCO Unit II L.P. (“TEPPCO Unit II”), for which it serves as the general partner, to serve as an incentive arrangement for Jerry Thompson, our chief executive officer and an employee of EPCO.  On the same date, Duncan Family Interests, Inc. (“DFI”), an affiliate of EPCO, contributed to TEPPCO Unit II 123,185 units representing limited partner interests in TEPPCO (the “TEPPCO Units”) (with a value of approximately $3.1 million, based on the closing price of the TEPPCO Units on the New York Stock Exchange on November 12, 2008) (the “Initial Contribution”) and was admitted as the Class A limited partner.  Mr. Thompson was issued 100% of the Class B limited partner interests and admitted as Class B limited partner of TEPPCO Unit II without any capital contribution.  The Class B limited partner interests, which entitle Mr. Thompson to participate in the appreciation in value of the TEPPCO Units, are equity-based compensatory awards designed to incentivize officers and employees of EPCO who perform services for us to enhance the long-term value of our units.

Unless otherwise agreed to by EPCO, DFI and the Class B limited partner or other specified dissolution events occur, TEPPCO Unit II will terminate at the earlier of thirty days following November 13, 2013 (five years from the date of the TEPPCO Unit II Partnership Agreement) and a change in control of the Partnership (the “Vesting Date”).  TEPPCO Unit II has the following material terms regarding its quarterly cash distribution to partners:

▪
Distributions of Cash Flow – Each quarter, 100% of the cash distributions received by TEPPCO Unit II from the TEPPCO Units will be distributed to the Class A limited partner until DFI has received an amount equal to the Class A preferred return (as defined below), and any remaining distributions received by TEPPCO Unit II will be distributed to Mr. Thompson, the Class B limited partner.  The Class A preferred return equals the Class A capital base (as defined below) multiplied by a rate of 6.31% per annum.  The Class A limited partner’s capital base equals the amount of any contributions of cash or cash equivalents made by the Class A limited partner to TEPPCO Unit II, plus any unpaid Class A preferred return from prior periods, less any distributions of cash or units made by TEPPCO Unit II.

▪
Liquidating Distributions – Upon liquidation of TEPPCO Unit II (after satisfaction of any debt or other obligations of TEPPCO Unit II), TEPPCO Units having a fair market value equal to the Class A limited partner capital base will be distributed to DFI, plus any accrued Class A preferred return for the quarter in which liquidation occurs. Any remaining TEPPCO Units will be distributed to the Class B limited partner.

▪
Sale Proceeds – If TEPPCO Unit II sells any TEPPCO Units that it beneficially owns, the sale proceeds will be distributed to the Class A limited partner and the Class B limited partner in the same manner as liquidating distributions described above.

The Class B limited partner interests in TEPPCO Unit II that are owned by Mr. Thompson are subject to forfeiture if his employment with EPCO and its affiliates is terminated prior to November 13, 2013, with customary exceptions for death, disability and certain retirements.  The risk of forfeiture associated with the Class B limited partner interests in TEPPCO Unit II will also lapse upon certain change of control events.

We expect that a portion of the fair value of these equity-based awards will be allocated to us under the EPCO administrative services agreement as a non-cash expense. We are not currently responsible for paying or reimbursing EPCO or its affiliates for any other expenses associated with TEPPCO Unit II, including the value of any contributions of cash for the purchase of the TEPPCO Units.  However, we expect that EPCO will seek an amendment to the administrative services agreement under which we would be obligated to make payments equal to the distributions, if any, by TEPPCO Unit II to the Class B partner.  Authorization of such an amendment would be subject to, among other things, review by the Audit, Conflicts and Governance Committee of our General Partner.

A copy of the TEPPCO Unit II Partnership Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 5.02.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

10.1	Agreement of Limited Partnership of TEPPCO Unit II L.P. dated November 13, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEPPCO Partners, L.P.

(Registrant)

By: Texas Eastern Products Pipeline Company, LLC
General Partner

Date: November 19, 2008	/s/ WILLIAM G. MANIAS
William G. Manias
Vice President and
Chief Financial Officer

Exhibit Index
Exhibit No.	Description

10.1	Agreement of Limited Partnership of TEPPCO Unit II L.P. dated November 13, 2008.